EX 99.28(d)(1)(viii)

Amendment to

Amended and Restated Investment Advisory

and Management Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into an Amended and Restated Investment Advisory and Management Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of several separate series of shares (each a “Fund”) listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust approved fee changes for the JNL/PPM America Low Duration Bond Fund (the “Change”), effective September 25, 2017.

Whereas, pursuant to the approval of the Change, the Parties have agreed to amend Schedule A and Schedule B of the Agreement, effective September 25, 2017, to update fees for the JNL/PPM America Low Duration Bond Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2017, attached hereto.

2)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed, effective September 25, 2017.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule B
Dated September 25, 2017
(Compensation)

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
JNL/PPM America Low Duration Bond Fund	$0 to $500 million $500 million to $3 billion $3 billion to $5 billion Over $5 billion	0.350% 0.300% 0.290% 0.280%
JNL Government Money Market Fund	$0 to $750 million $750 million to $3 billion $3 billion to $5 billion Over $5 billion	0.200% 0.180% 0.160% 0.140%

B-1